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              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of Columbia/HCA Healthcare Corporation for the registration of $1,000,000,000 of notes in an offer to exchange for any and all of certain subordinated notes of Healthtrust, Inc. - The Hospital Company and to the incorporation by reference therein of our report dated October 14, 1994, with respect to the consolidated financial statements and schedules of Healthtrust, Inc. - The Hospital Company included in its Annual Report (Form 10-K) for the year ended August 31, 1994, filed with the Securities and Exchange Commission.


                                                 Ernst & Young LLP


Nashville, Tennessee
May 24, 1995